EXHIBIT 99.1

For Further Information:

The Sands Regent 345 North Arlington Avenue Reno, NV 89501 (775) 348-2210 (775) 348-6241 Fax Contact: Ferenc Szony, President and CEO	CCG Investor Relations 10960 Wilshire Boulevard, Ste. 2050 Los Angeles, CA 90024 (310) 477-9800 (310) 231-8663 Fax Contact: Sean Collins, Senior Partner

FOR IMMEDIATE RELEASE:

THE SANDS REGENT REPORTS THIRD-QUARTER AND FISCAL 2006

YEAR-TO-DATE FINANCIAL RESULTS

•	Third quarter EBITDAR increased 15.2% from $2.5 million to $2.9 million

•	Quarterly net revenue increased 13.9% year over year from $18.4 million to $21.0 million

•	Conference call scheduled for Thursday, June 29, 2006 at 1:30 p.m. Pacific time

Reno, Nevada – June 27, 2006 – The Sands Regent (NASDAQ:SNDS) today announced financial results for its third quarter and nine months ended March 31, 2006.

For the third quarter ended March 31, 2006, net revenues rose 13.9% year over year, to $21.0 million, versus $18.4 million for the third quarter ended March 31, 2005. Dayton Depot, acquired on September 1, 2005, contributed $1.5 million of the increase in net revenue, and the balance of the increase was attributable to same-store net revenue growth of 6.0%. The Company’s income from operations decreased 3.2% year over year, from $802,000 in the fiscal 2005 third quarter to $776,000 in the fiscal 2006 quarter. Higher corporate costs in the quarter ended March 31, 2006 resulted from $256,000 of costs associated with an independent investigation requested by the Audit Committee in February 2006, as well as $100,000 of costs associated with the previously announced merger with Herbst Gaming, Inc. Net income for the fiscal 2006 third quarter was $63,000, or $0.01 per basic and diluted share, a decrease as compared to net income of $259,000, or $0.04 per share basic, $0.03 diluted for the prior-year period.

Quarterly EBITDAR increased 15.2% year over year, from $2.5 million in the third quarter of fiscal 2005 to $2.9 million in the third quarter of fiscal 2006.

For the nine months ended March 31, 2006, net revenues rose 13.0%, to $67.4 million, from $59.7 million for the corresponding prior-year period. The Company’s income from operations, after adding back the one-time, non-cash charge of $419,000 relating to the loss on early termination of its Rail City land lease, improved 8.6%, to $5.8 million in the nine months ended March 31, 2006, compared to $5.3 million in the corresponding prior-year period. Net income for the nine months ended March 31, 2006 was $2,408,000, or $0.34 per basic share, $0.32 diluted, as compared to net income of $2,397,000, or $0.38 per share basic, $0.35 diluted for the corresponding prior-year period.

Net income for the nine months ended March 31, 2006 was adversely impacted by a one-time, non-cash charge of $419,000 pre-tax, $277,000 after-tax, or ($0.04) per basic and diluted share, relating to the early termination of the Rail City under-market land lease resulting from the Company’s purchase of the property in December 2005 as well as the previously discussed increased corporate office costs of $356,000 pre-tax, $236,000 after-tax, or ($0.03) per basic and diluted share.

Net income for the quarter and the nine months ended March 31, 2006 were favorably impacted by the results of operations of Dayton Depot, acquired on September 1, 2005. Dayton’s contribution to net income for the quarter was $71,000, or $0.01 per basic and diluted share. For the nine months ended March 31, 2006, Dayton contributed $263,000, or $0.04 basic and $0.03 diluted, to net income.

EBITDAR for the nine months ended March 31, 2006 increased 10.0% year over year, from $10.7 million in the nine months ended March 31, 2005 to $11.7 million in the nine months ended March 31, 2006.

Ferenc B. Szony, President and CEO of The Sands Regent, commented, “Rail City achieved an increase in quarterly revenue of 5.2% while quarterly revenue at the Sands Regency in downtown Reno was up only 1%. Operating income margins for the quarter at Rail City continued to show improvements, increasing to 29.3% from 27.2%.”

Mr. Szony concluded, “Dayton Depot continues to perform well in spite of the addition of a new competitor in the Dayton market. We have begun remodeling of the restaurant with completion forecast for this summer. The Rail City expansion plan has been completed and we broke ground on June 13, 2006. Completion of the expanded casino space and additional brew pub restaurant and bar is scheduled for the first of the calendar year”.

The Company also has filed its Amended Quarterly Reports on Form 10-Q/A for the quarters ended September 30, 2005 and December 31, 2005 as well as its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, on June 27, 2006. With these filings of the Forms 10-Q/A and Form 10-Q, the Company expects to regain compliance with Marketplace Rule 4310(c)(14), and will notify the Nasdaq Listing Qualifications Panel of this development.

Management of The Sands Regent will host a conference call to discuss its third-quarter and nine-month financial results on Thursday, June 29, at 1:30 p.m. Pacific Time. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (800) 399-7496. International callers should dial (706) 634-6508. There is no pass code required for this call.

If you are unable to participate in the call at this time, a replay will be available on June 29 at approximately 2:30 p.m. PT through July 5 at 9:00 p.m. PT; call (800) 642-1687 and enter the conference ID number 2204024. International callers should call (706) 645-9291.

About The Sands Regent

The Sands Regent owns and operates Rail City Casino in Sparks, Nevada, Sands Regency Casino and Hotel in downtown Reno, Nevada, Gold Ranch Casino and RV Resort in Verdi, Nevada, and the Depot Casino and Red Hawk Sports Bar in Dayton, Nevada.

Rail City Casino, located in Sparks, Nevada, has approximately 16,600 square feet of gaming space housing slot machines, table games, keno, a sports book, and the City Café family-style restaurant. Located near Victorian Square at 2121 Victorian Avenue in Sparks, it is the first casino a motorist encounters when exiting Interstate 80 at the Rock Boulevard exit (Exit 16).

The Sands Regency is an 833-room hotel and casino with 29,000 square feet of gaming space offering table games, a sports book, poker room, keno, bingo and slot machines. In addition to the amenities and on-site brand name restaurants, the Company’s property also includes a 12,000 square foot convention and meeting center which seats close to 1,000 people.

The Gold Ranch Casino and RV Resort is located in Verdi, Nevada, twelve miles west of Reno. Gold Ranch offers slot machines in an 8,000 square foot casino, a sports book, two restaurants, a 105-space RV park, a California lottery station, an ARCO gas station and a convenience store.

The Depot Casino and the Red Hawk Sports Bar, acquired on September 1, 2005, are located in Dayton, Nevada. The Depot Casino has approximately 16,000 square feet of restaurant and casino space with 250 slots, a restaurant and two bars. The Red Hawk Sports Bar, across the street from Depot Casino, has 33 slots, a convenience store and a bar.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as “may”, “will”, “project”, “might”, “expect”, “believe”, “anticipate”, “intend”, “could”, “would”, “estimate”, “continue”, or “pursue”, or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, future actions, strategies, future performance and future financial results of the Company. The forward-looking statements contained in this release are based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements. Such risks and uncertainties include, among others, the future performance of the Company’s management team, general economic financial and business conditions, overall conditions in the gaming and entertainment industries, our ability to successfully integrate the operations of casinos that we acquire and realize the expected benefits of these acquisitions, and other factors discussed in our Annual Report on Form 10-K for the year ended June 30, 2005, subsequent Forms 10-Q and other filings with the Securities and Exchange Commission. The Sands is providing this information as of the date of this release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or other wise.

Contact:

Ferenc B. Szony, President and Chief Executive Officer

The Sands Regent

(775) 348-2210

or

Sean Collins, Senior Partner

CCG Investor Relations

(310) 477-9800

(financial table follows)

THE SANDS REGENT

FINANCIAL HIGHLIGHTS (Unaudited)

(Dollars in thousands except per share amounts)

	Three months ended March 31,		Year to date March 31,
	2006	2005	2006	2005
Net revenues	$21,001	$18,432	$67,397	$59,664
Income from operations	$776	$802	$5,333	$5,297
Net income	$63	$259	$2,408	$2,397

Reconciliation of Income from operations to Adjusted income from operations
Income from operations	$776	$802	$5,333	$5,297
Loss on early termination of land lease	—	—	$419	—

Adjusted income from operations (1)	$776	$802	$5,752	$5,297

Reconciliation of net income to EBITDAR
Net income	$63	$259	$2,408	$2,397
Interest expense	$648	$438	$1,630	$1,843
Income tax provision	$32	$105	$1,229	$1,193
Loss on disposal of property and equipment	$33	—	$66	$65
Loss on early termination of land lease	—	—	$419	—
Rent and management fees	$199	$191	$598	$573
Depreciation and amortization	$1,955	$1,551	$5,396	$4,612

EBITDAR (2)	$2,930	$2,544	$11,746	$10,683

Earnings per share
Basic	$0.01	$0.04	$0.34	$0.38
Diluted	$0.01	$0.03	$0.32	$0.35

(1) Adjusted income from operations includes an add-back for the loss on early termination of land lease at Rail City Casino. Adjusted income from operations is not a calculation determined pursuant to generally accepted accounting principles and is not an alternative to operating income or net income, and is not a measure of liquidity. Since not all companies calculate this measure in the same manner, the Company’s Adjusted income from operations measure may not be comparable to similarly titled measures reported by other companies. The Company believes that this disclosure enhances the understanding of the day to day operating performance of the properties.

(2) EBITDAR includes earnings before depreciation and amortization, interest expense, income taxes, rent, gain or (loss) on the sale or disposal of property and loss on early termination of land lease. EBITDAR is not a calculation determined pursuant to generally accepted accounting principles and is not an alternative to operating income or net income, and is not a measure of liquidity. Since not all companies calculate this measure in the same manner, the Company’s EBITDAR measure may not be comparable to similarly titled measures reported by other companies. The Company believes that this disclosure enhances the understanding of the financial performance of a company with substantial interest expense, depreciation and amortization. Prior to the Gold Ranch acquisition, the Company reported “EBITDA” data. Gold Ranch has a substantial real property rent component and the Company believes EBITDAR provides a more complete depiction of the Company’s financial position and performance. Moreover, if the option of the Company to purchase the Gold Ranch real property is exercised, which can happen at the Company’s sole discretion, the rental expense would be available for other uses by the Company.

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